Exhibit 10.8

Volker Trautz

P.O. Box 625

2130 AP Hoofddorp

Date:    30 July 2007

Our ref:

Your ref:

Subject    Basell Holdings B.V.

Dear Volker,

You have been employed by Basell Service Company B.V. under your current employment contract since 1 October 2005. As discussed with you in July 2007, the decision has been taken to transfer you as of 1 August 2007 to Basell Holdings B.V. In order to be able to transfer you to Basell Holdings B.V., your current employment agreement with Basell Service Company B.V. has to end.

This letter hereby confirms the termination of your employment agreement with Basell Service Company B.V. with mutual understanding per 1 August 2007 and the activation of a new individual employment agreement with Basell Holdings B.V., your new employer, as of 1 August 2007. Please sign below to signify your acceptance as well as the attached new employment agreement.

We confirm that all the current conditions of your labour agreement will remain unchanged. Regarding seniority rights the date you started working for the Basell Group or predecessor companies will remain unchanged.

If you have any questions regarding the employment agreement or your employment with the Basell Group, please do not hesitate to contact me.

Kind regards,

Accepted:
Rick Gutierrez		Volker Trautz

EMPLOYMENT AGREEMENT

THE UNDERSIGNED

1.	BASELL HOLDINGS COMPANY B.V., hereinafter referred to as the “Company”,

and

2.	Mr. V. TRAUTZ, hereinafter referred to as the “Director”,

WHEREAS:

A.	The Director has been employed within the Basell Group since 1 October 2000;

B.	The Director will be appointed as CEO and President of Basell Holdings B.V. (hereinafter: “Holding Company”);

C.	The Director’s previous employment contract within the Basell Group was in place for the period 1 October 2005 to 31 July 2007.

D.	In view of the Director’s new appointment, the Company and the Director have agreed to the terms and conditions set out below, with effect from 1 August 2007;

HEREBY AGREE AS FOLLOWS

1.	Position & Duration

1.1	The Director shall be employed by the Company in the position of CEO and President of the Holding Company with effect from 1 August 2007. This employment contract is entered into for an indefinite period and shall terminate, without notice being required, on the last day of the month in which the Director reaches the age of 65.

1.2	The Director’s place of work shall be Hoofddorp, the Netherlands. The Director however acknowledges that the Company’s requirements may lead to a change of the place of his work. In case of such change, the Company will first consult the Director.

1.3	Both parties may terminate the employment agreement by giving written notice equal to the statutory notice period.

If the Company terminates the employment agreement by notice before 1 October 2008, the Company shall pay the Director a compensation. The amount of that compensation is equal to the salary referred to in article 2 and (pro rata) annual variable pay detailed in article 5.1. to which the Director would have been entitled if the employment agreement would have continued until 1 October 2008.

2.	Salary & Holiday Allowance

2.1	The Director shall be entitled to a gross annual salary of EUR 480.000,—, to be paid in 12 equal monthly instalments. Each year the annual salary of the Director will be adjusted by the Remuneration Committee of the Company (hereinafter: “the Remuneration Committee”) starting from 1 January 2008.

2.2	The Director’s holiday allowance is included in the salary set out in Article 2.1.

3.	Holiday Entitlement

The Director shall be entitled to 30 days’ holiday per year.

4.	Illness

4.1	If the Director cannot perform his work due to illness, he shall be entitled, to the salary set out in Article 2.1 for a period of one year. In the event the Director’s illness continues beyond one year the Director shall be entitled to a maximum of 70% of the salary set out in Article 2.1 for a period not to exceed one year.

5.	Bonus, Incentives

5.1

Each year the Director will be eligible for a bonus which is based on the Annual Scorecard for Board Members (hereinafter: “the Scorecard”). The Scorecard will be confirmed each year by the Remuneration Committee and will include various targets with assigned weightings. A target bonus expressed in euros (gross) will be established each year by the Remuneration Committee. The target achievements will range from 0%-200% of the target bonus amount. The Remuneration Committee shall decide on the Scorecard to be used for the following year.

5.2	The Director shall participate in the Company’s Medium Term Incentive Plan.

5.3	The Director shall participate in the Company’s Long Term Incentive Plan.

6.	Car

6.1	The Company shall make available to the Director, for the performance of his work, a company car with observance of the Company’s car policy, the terms of which the Director is familiar with. The Director shall be entitled to use the car for private purposes. All costs associated with normal use of the car shall be borne by the Company.

7.	Expenses, Housing Allowance & Tax Returns

7.1	All necessary expenses incurred by the Director in the course of performing his work shall be reimbursed by the Company upon submission of an itemised expense claim with receipts.

7.2	The Company shall pay the Director a housing allowance of EUR 2.500,— net per month to compensate the Director for the costs of his house in Amstelveen. The housing allowance will be adjusted for index figures.

7.3	The costs associated with the preparation of the Director’s home and host tax returns shall be covered by the Company.

8.	Group Health Insurance

The Director shall participate in the group health insurance plan currently insured with AON. The premiums shall be paid by the Company.

9.	Liability

The Company will arrange and maintain proper Director and Officer insurance covering the Director’s liability in appropriate amounts from established and reputable insurers.

10.	Pension

The Company shall arrange for the Director to continue to participate in the BASF AG pension fund and any associated pension funds in accordance with the pension scheme rules of those funds. The costs of the premiums shall be paid by the Company.

11	Ancillary Activities

11.1	The Director will not, without the consent of the Holding Company Supervisory Board, directly or indirectly, have any financial interest in works of or contracts awarded by any Basell company, or in supplies affected or services rendered to or by such a company.

11.2	The Director will not, without the consent of the Holding Company Supervisory Board, directly or indirectly, in connection with his duties in the Company’s service, seek or accept goods, services or favours from third parties for his own benefit.

12.	Confidentiality

The Director will, both during the employment agreement and after termination thereof, keep secret all matters which may come to his knowledge in his capacity as a Director and which he knows or ought reasonably to assume that communication thereof to third parties may be harmful to the interests of the Company, the latter’s employees or business associates, or the interest of another Basell company.

13.	Company Property

All items, including written documents, computer files and data carriers, obtained by the Director from or on behalf of the Company or an enterprise affiliated with the Company during the period that the employment agreement is in effect, are and shall remain the property of the Company or the affiliated enterprise, respectively.

The Director shall return such items to the Company at first request or, in the absence of such a request, no later than the day on which the employment agreement terminates.

14.	Non-competition Clause

The Director is forbidden for the duration of 12 months after termination of the employment agreement except with written permission from the Holding Company’s Supervisory Board to assist, engage in, or be in any way connected to any business, either directly or indirectly, similar to that of the business of the Company or the Company’s affiliated companies, or to have financial interests in companies that are involved in any business similar to that of the Company or the Company’s affiliated companies in whatever capacity that may be, inside or outside the Netherlands.

15.	Applicable law

This employment agreement will be governed solely by the laws of the Netherlands even when the Director is partly working outside the Netherlands. Any dispute arising in connection with this employment agreement shall be exclusively submitted to the competent court in the Netherlands.

Agreed and signed in [duplicate] at Hoofddorp on August 28, 2007.

The Company	The Director

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